EXHIBIT 16.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

May 2, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C.
20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated May 2, 2014, of Viking Investments Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for December 31, 2013 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants

2300 Yonge street, Ste. 1500, Box 2434
Toronto, Ontario M4P 1E4
Tel : 416 785 5353
Fax: 416 785 5663